EXHIBIT 21.1

         Subsidiaries of Falcon Ridge Development, Inc., the Registrant

     Falcon Ridge Development, Inc. has formed or acquired the following subsidiaries:

                                    State of                  Percentage of
             Name                 Organization                  Ownership

    Sierra Norte, LLC                 New Mexico                    100%
    Spanish Trails, LLC               New Mexico                    100%